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                                                  EXHIBIT 11

                                        STATE STREET BOSTON CORPORATION

                                       COMPUTATION OF EARNINGS PER SHARE


(Dollars in thousands,                          Three Months Ended                     Six Months Ended
except per share data)                                June 30,                              June 30,
                                             ------------------------             -------------------------
                                                1996          1995                   1996              1995
                                             ----------    ----------             ----------     ----------
Primary
 Average shares outstanding                  80,896,197    82,591,721             81,269,015     82,546,018
 Common stock equivalents                       662,806       426,938                642,609        412,051
                                             ----------    ----------             ----------     ----------

      Primary shares outstanding             81,559,003    83,018,659             81,911,624     82,958,069
                                             ==========    ==========             ==========     ==========

 Net income                                  $   71,509    $   62,661             $  141,258     $  116,997
                                             ==========    ==========             ==========     ==========

 Earnings Per Share-primary                  $      .87    $      .75             $     1.72     $     1.41
                                             ==========    ==========             ==========     ==========

Fully Diluted
 Average shares outstanding                  80,896,197    82,591,721             81,269,015     82,546,018
 Common stock equivalents                       673,123       525,236                692,461        529,441
 Assumed conversion of 7 3/4%
   convertible subordinated
   debentures                                   556,254       580,101                556,823        580,742
                                             ----------    ----------             ----------     ----------

      Fully diluted average
         shares outstanding                  82,125,574    83,697,058             82,518,299     83,656,201
                                             ==========    ==========             ==========     ==========


 Net income                                  $   71,509    $   62,661             $  141,258     $  116,997

  Elimination of interest on
   7 3/4% convertible subordinated
   debentures less related income tax
   effect                                            36            36                     72             73
                                             ----------    ----------             ----------     ----------

      Fully diluted net income               $   71,545    $   62,697             $  141,330     $  117,070
                                             ==========    ==========             ==========     ==========

 Earnings Per Share-fully                    $      .87    $      .75             $     1.71     $     1.40
         diluted                             ==========    ==========             ==========     ==========
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